Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 11, 2002

We have read the paragraphs 2 and 3 of Item 4 included in the Form 8-K dated June 4, 2002 of Pac-West Telecomm, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

cc: Mr. H. Ravi Brar, Acting Chief Financial Officer- Pac-West Telecomm, Inc.